UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2020

Impinj, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37824	91-2041398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 517-5300

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 8.01.	Other Events.

On May 13, 2020, Cathal Phelan, a member of the Board of Directors of Impinj, Inc. (the “Company”) resigned as a member of the Compensation Committee of the Board of Directors (the “Compensation Committee”), effective as of May 13, 2020. Mr. Phelan will remain as a member of the Board of Directors of the Company. Mr. Phelan is resigning as a member of the Compensation Committee because the Company believes Mr. Phelan may no longer satisfy the enhanced independence criteria for members of the Compensation Committee under Nasdaq Listing Rule 5605(d)(2) as a result of a new consulting agreement with a limited liability company owned by Mr. Phelan pursuant to which Mr. Phelan will provide certain advisory and consulting services through December 31, 2020, and which is anticipated will lead to Mr. Phelan receiving consulting compensation in excess of $120,000 for the year. There are no disagreements between Mr. Phelan and the Company on any matter related to the Company’s operations, policies or practices.

Effective upon Mr. Phelan’s resignation from the Compensation Committee, the Compensation Committee will consist of Clinton Bybee, Gregory Sessler and Theresa Wise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Impinj, Inc.

Date: May 20, 2020	By:	/s/ Chris Diorio
Chris Diorio
Chief Executive Officer